Exhibit 7

GIMSA, S.A. DE C.V. AND SUBSIDIARIES

Computation of ratio of earnings to fixed charges

(Thousands of pesos of purchasing power as of December 31,2003)

		Mexican GAAP					US GAAP
		Year ended December 31,					Year ended December 31,
		1999	2000	2001	2002	2003	1999	2000	2001	2002	2003

Income before income tax and other items		539,922	624,341	583,295	492,932	397,071	515,118	588,623	533,345	438,421	363,872

Add:
Interest expense		54,155	27,601	24,230	13,018	7,014	54,155	27,601	24,230	13,018	7,014
One-third of operating rental expense		18,996	19,016	11,009	12,963	8,067	18,996	19,016	11,009	12,963	8,067
Earnings	(b)	613,073	670,958	618,533	518,913	412,152	588,270	635,240	568,583	464,402	378,953

Fixed charges
Interest expense		54,155	27,601	24,230	13,018	7,014	54,155	27,601	24,230	13,018	7,014
One-third of operating rental expense		18,996	19,016	11,009	12,963	8,067	18,996	19,016	11,009	12,963	8,067
Total Fixed charges	(a)	73,151	46,617	35,238	25,981	15,081	73,151	46,617	35,238	25,981	15,081

Ratio of earnings to fixed charges	(b)/(a)	8.38	14.39	17.55	19.97	27.33	8.04	13.63	16.14	17.87	25.13